Rolling Thunder Exploration Inc.

1211-5th St. NW

Calgary, Alberta

T2M 3B6

Cell 403-540-1332

April 7th, 2005

San Telmo Energy Inc.

1120, 144-4thth Avenue S.W.

Calgary, AB. T2P 3N4

Attention: Mr. Brian Bass

Dear Sir:

Re: Seismic Purchase Option Proposal

Boundary Lake, Alberta

As per our recent conversations, Rolling Thunder Exploration Ltd submits the following proposal to San Telmo Energy Inc:

1.

Parties

Optionor: San Telmo Energy Inc.

Optionee: Rolling Thunder Exploration Inc.

2.

Option Lands

a) Boundary Lake

Twp. 73 Rge 7 W6, Secs N1/2 21, 28, 29 (3% GOR)

3.

Title

It is our understanding that the Option Lands are in good standing and that they are unencumbered except for the applicable Crown Royalty and except where indicated above.

4.

Seismic Purchase

a)

On or before September 15, 2005, Optionee shall purchase a minimum of 2 miles of seismic on or within one mile of Option Lands above. Optionee, at its own expense shall have the Data interpreted and if necessary reprocessed.

b)

On or before November 15, 2005, Optionee shall elect in writing to either:

i)

Drill a Test Well at a location of its choice on a Prospect of its choice on the Option Lands.

ii)

Surrender its right to earn an interest in the Option Lands.

5.

Test Well

Within sixty (60) days of electing to drill a Test Well, Optionee shall commence drilling such Test Well at a location of its choice on the Option Lands, subject to surface access, rig availability and regulatory approval.

a)

The Test Well shall be drilled to contract depth and either completed, capped or abandoned. Contract depth for the Test Well shall be determined by the Optionee during the review of the seismic and Optionor will be notified of the contract depth specific to the Test well 15 days prior to spud.

b)

If in drilling the Test Well, mechanical difficulties or practically impenetrable geological formations are encountered, Optionee may abandon the Test Well. Within thirty (30) days of such abandonment, Optionee shall, access permitting, commence and thereafter continuously carry on the drilling of a substitute well at a location of its choice on the Option Lands. All the provisions of this Agreement shall apply to the substitute well with the same force and effect of the abandoned well. Optionee shall have the right, after earning in the Test Well, to elect to drill an option well under the same terms and conditions under Clause 5 with earning to be as in Clause 6 in the remaining Section under the Earning Block.

6.

Earning

Upon Optionee drilling, at its sole cost, risk and expense, the Test Well to Contract Depth and thereafter providing the Optionor with all log and test information, Optionor will have 24 hours to either

i)

In the Test Well spacing unit (one section for gas, one quarter section for oil), one hundred percent (100%) of Optionor’s working interest reserving unto Optionor a convertible gross overriding royalty of 1/150 (5%-15%) on oil; and 15% on gas, and 60% in the balance of the test well section. Optionor’s royalty is convertible at payout to 40% of Optionor’s pre-farmout interest; and

ii)

60% of Optionor’s interest in the N1/2 Sec 21.

7.

Assignment

Optionee shall have the right to assign any part of its interest or rights hereunder during the period Optionee has a right to earn an interest under this Agreement. Optionor shall look only to the Optionee for performance of it's obligations hereunder.

8.

Area of Mutual Interest

An area of mutual interest shall be established encompassing the lands within one mile of the option lands as per attachment a. The area of mutual interest will be as to the post farmout earned working interests and will be in force for a period of 2 years from the date of this agreement.

9.

Rentals

Optionee shall reimburse Optionor for One Hundred Percent (100%) of Optionor's share of the lease rentals attributed to the Option Lands on a per diam basis, effective from the date this Agreement is accepted to the date Optionee has performed all of its obligations to earn its entire interest in the Option Lands hereunder or until the date on which such right to earn expires or is surrendered, whichever first occurs. Thereafter, all rentals attributed to the Option Lands shall be shared by the parties in accordance with their respective working interests.

The foregoing outlines the basic conditions under which Rolling Thunder Exploration Ltd. is prepared to farmin on the subject lands. Should these terms be acceptable to your company, please sign where provided for below and return one (1) copy of this Proposal Letter to the undersigned prior to April 15th, 2005. Upon receipt of same, a more comprehensive agreement will be prepared.

Yours truly,
Rolling Thunder Exploration Ltd.

Peter M.K. Bolton
President & CEO

AGREED TO AND ACCEPTED THIS 15 DAY

OF April, 2005.

PER: ______________________________
San Telmo Energy Inc.